EXHIBIT 99.1


FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
         (606) 326-2800
         Fax (606) 326-2801
         www.classicbank.com

         CLASSIC BANCSHARES, INC. REPORTS FISCAL 2003 SECOND QUARTER EARNINGS
                             AND DECLARES A CASH DIVIDEND

         Ashland, Kentucky, -- October 30, 2002 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $1.4 million, or $1.22 per diluted share for the six months ended September 30, 2002 compared to net income of $957,000, or $.87 per diluted share for the six months ended September 30, 2001. Net income for the second quarter ended September 30, 2002 was $729,000, or $.64 per diluted share compared to $544,000 or $.50 per diluted share for the second quarter ended September 30, 2001.

         The Company's assets increased approximately $17.7 million from $215.4 million at March 31, 2002 to $233.1 million at September 30, 2002. The growth for the six-month period was primarily in the loan portfolio, which increased approximately $14.2 million. The increase in loans was primarily in the consumer, commercial business and commercial real estate portfolios. Increased deposits funded loan growth during the six-month period with deposits increasing approximately $14.5 million for the six months ended September 30, 2002.

         The Company continues to experience positive trends in asset quality due to adherence to stringent underwriting standards. Total non-performing assets represented .4% of total assets at September 30, 2002 compared to .3% at March 31, 2002. The Company recorded a provision for loan losses of $210,000 for the six-month period and net charge-offs of $15,000 for the six-month period resulting in an allowance for loan losses of $1.8 million at September 30, 2002. The allowance at September 30, 2002 was equal to 250% of total non-performing loans, 226% of non-performing assets and 1.0% of total loans receivable.

         Net interest income increased for both the six-month period and the second quarter. Net interest income increased $1.1 million for the six months ended September 30, 2002 compared to the same period in 2001 and $437,000 for the second quarter ended September 30, 2002 compared to the same period in 2001. The increase in net interest income was due to an increase in interest income and a decrease in interest expense. Interest income increased primarily due to an increase in interest-earning assets offset by a decrease in the yield earned on interest-earning assets. Interest expense decreased due to a decrease in the cost of funds resulting from a decline in interest rates. During the period of declining interest rates, liabilities, particularly borrowings, repriced more quickly than assets.

         The Company's non-interest income grew for both the six-month period and the quarter. Non-interest income increased $77,000 for the six months ended September 30, 2002 compared to the same period in 2001 and $51,000 for the second quarter ended September 30, 2002 compared to the same period in 2001. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base.

         Non-interest expense increased for both the six-month period and the quarter. Non-interest expense increased approximately $456,000 for the six months ended September 30, 2002 as compared to the six months ended September 30, 2001 and $241,000 for the second quarter ended September 30, 2002 compared to the same period in 2001. The increase in non-interest expenses was due to an increase in salaries and employee benefits, an increase in supplies and equipment expense and an increase in marketing and advertising expense. All of these expenses increased partially due to the opening of an additional banking office opened in Greenup County in August 2002. Non-interest expenses also increased due to the increased costs related to incentive-based compensation programs, an increase in ESOP expense due to the increase in the average market price of the Company's stock and the write-down of a piece of real estate acquired through foreclosure.

         Classic Bancshares, Inc. also announced that the Company would pay a quarterly cash dividend of $.08 per share. The dividend will be payable on November 18, 2002 to shareholders of record on November 4, 2002.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with six branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky. In June 2002, the Company began the construction of an additional banking office in Greenup County. This location will create the second banking office in the Greenup County market area and will give the Company a total of seven branch offices.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of September 30, 2002 and March 31, 2002 and for the three and six months ended September 30, 2002 and 2001.



                                                                   September 30,            March 31,
                                                                       2002                   2002
                                                                       ----                   ----
                                                                             (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total Assets                                                         $233,145               $215,447
Cash and other interest bearing deposits
     with other financial institutions                                  7,327                  5,400
Loans receivable, net                                                 174,477                160,316
Investment securities,
     Available for sale                                                29,084                 27,284
Mortgage-backed securities,
     Available for sale                                                 8,362                  9,064
Goodwill                                                                5,555                  5,555
Deposits                                                              173,420                158,874
Securities sold under agreement to repurchase                           5,329                  5,396
FHLB advances                                                          27,956                 27,401
Stockholders' Equity, subject to certain restrictions                  23,996                 21,981





                                                       Three Months Ended                 Six Months Ended
                                                          September 30,                     September 30,
                                                          -------------                     -------------
                                                      2002             2001             2002             2001
                                                      ----             ----             ----             ----
                                                                           (In Thousands)
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                                $3,557           $3,477           $7,080           $6,887
Total interest expense                                1,285            1,642            2,542            3,416
    Net interest income                               2,272            1,835            4,538            3,471
Provision for loan losses                                50               71              210              141
    Net interest income after provision
    for losses on loans                               2,222            1,764            4,328            3,330
Fees and service charges                                341              293              645              589
Gain on sale of securities                               --                1                4                1
Other noninterest income                                 55               51              107               89
    Total noninterest income                            396              345              756              679
    Total noninterest expense                         1,614            1,373            3,188            2,732
Income before income taxes                            1,004              736            1,896            1,277
Income tax expense (benefit)                            275              192              513              320
    Net income                                       $  729           $  544           $1,383           $  957

Basic earnings per share                             $ 0.70           $ 0.51           $ 1.32           $ 0.90
Fully diluted earnings per share                     $ 0.64           $ 0.50           $ 1.22           $ 0.87


                            SELECTED FINANCIAL DATA



                                                                        At or for the                    At or for the
                                                                      Three Months Ended                Six Months Ended
                                                                        September 30,                     September 30,
                                                                        -------------                     -------------
                                                                     2002           2001             2002               2001
                                                                     ----           ----             ----               ----
OTHER DATA:
-----------
Return on average assets (ratio of annualized
   net income to total average assets)                                  1.3%             1.1%              1.2%              1.0%
Return on average equity (ratio of annualized
    net income to total average equity)                                12.3             10.3              11.6               9.2
Net interest margin* (Federal Tax Equivalent)                           4.5              4.4               4.6               4.2
Non-performing assets to total assets                                   0.4              0.5               0.4               0.5
Allowance for loan losses to non-performing loans                     249.6            216.0             249.6             216.0
Allowance for loan losses to loans receivable, net                      1.0              1.0               1.0               1.0
Non-interest expenses/ Total revenues**                                58.2             60.5              57.9              63.1
Book value per share                                            $     21.71      $     18.89       $     21.71       $     18.89
Tangible book value per share                                   $     16.68      $     13.95       $     16.68       $     13.95
Total shares outstanding                                          1,105,486        1,124,172         1,105,486         1,124,172
Total weighted avg. shares outstanding for EPS                    1,132,189        1,093,560         1,135,830         1,092,961
Number of full service offices                                            8                7                 8                 7
Number of ATM locations                                                  18               17                18                17



* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent) + non-interest income.